EXHIBIT 2.6

                 RIGHT OF FIRST REFUSAL AGREEMENT

     This RIGHT OF FIRST REFUSAL AGREEMENT (the "Agreement") is made as of December 28, 1994, between LIN Broadcasting
Corporation, a Delaware corporation ("LIN"), and LIN Television
Corporation, a Delaware corporation ("Television").

                           WITNESSETH:

     WHEREAS, LIN Michigan Broadcasting Corporation, a Delaware corporation ("LIN-Michigan"), provides programming and advertising services to station WOTV (TV), UHF Channel 41, Battle Creek, Michigan, under a Programming Agreement dated October 30, 1991, and WOOD is the licensee of television station WOOD-TV, VHF Channel 8, Grand Rapids, Michigan (collectively, the "Stations").

     WHEREAS, Television desires to enter into this Agreement and LIN desires to grant Television a right of first refusal with respect to the Television Assets (as defined below) of WOOD and LIN-Michigan.

     NOW, THEREFORE, in consideration of these premises and the mutual promises, undertakings, covenants and agreements of the parties contained in the Agreement, the parties hereto do hereby agree as follows:

1.   Television Assets

     The term "Television Assets" shall mean all of the following owned by WOOD and LIN-Michigan and used or intended for use in connection with the Stations, as of the Closing Date (as defined below), including (i) real and personal property, (ii) contracts, including specifically that certain Option Agreement between LIN and Channel 41, Inc., dated October 30, 1991, (iii) goodwill,
(iv) accounts receivable, (v) licenses, permits and authorizations issued by governmental instrumentalities with respect to Station WOOD-TV, and (vi) all other property, of whatever nature, directly used in the operation of Station WOOD-TV and the provision of services to station WOTV-TV; provided, however, that the Television Assets shall not include (i) the stock of any subsidiary of WOOD or LIN-Michigan, (ii) any asset directly or indirectly used or intended for use in connection with any cellular telephone business, and (iii) the stock books and minute books of WOOD and LIN-Michigan.

2.   Right of First Refusal

     In the event LIN receives and wishes to accept a bona fide offer to purchase substantially all of the Television Assets, Television shall have a right to advance notice and a right of first refusal on any such proposed transfer. LIN shall provide Television with advance written notice of such offer and all material terms and conditions of such offer, including, without limitation, the purchase price for the Television Assets (the "Offer Price") and the identity of the offering party (such notice is hereinafter referred to as the "Offer Notice"). If that offer is evidenced by any writing(s), LIN shall provide Television with true copies of such writing(s) together with the Offer Notice. Television shall have the right to purchase the Television Assets for the Offer Price (adjusted as set forth in Section 5 below) and shall exercise its right by giving notice (the "Exercise Notice") to LIN of its intention to purchase the Television Assets within thirty (30) days of its receipt of the Offer Notice. If Television does not exercise its right of first refusal under this Section 2, LIN may effect the transfer of the Television Assets on the identical terms and conditions stated in the Offer Notice, and this Agreement shall thereafter have no force or effect.

3.   Closing

     (a) General. The closing on any sale of the Television Assets to Television pursuant to the Agreement (the "Closing") shall occur on a date designated by LIN within thirty (30) business days of the date which is the later to occur of the date on which (i) the Federal Communications Commission (the "FCC") has consented to the assignment of the license or the transfer of control of Station WOOD-TV (the "FCC Consent") and such consent has become a Final Order (as defined below) and (ii) if applicable, the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall have expired or have been terminated (the "Closing Date"). "Final Order" shall mean written action or order issued by the FCC, setting forth the FCC Consent and (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or for filing any such requests and for the FCC to set aside the action on its own motion have expired, or (ii) in the event of review, reconsideration or appeal, the period provided by statute or FCC regulations for further review, reconsideration or appeal has expired. The Closing shall take place at such time and place as the parties may mutually agree.

     (b) Form of Payment. Payment of the Offer Price shall be made by wire transfer of immediately available funds to such bank account(s) as LIN may designate.

4.   Term

     This Agreement shall terminate on that date which is forty-five
(45) months subsequent to the execution of this Agreement.

5.   Adjustment to Offer Price

     (a) If Television provides an FCC certification as described in Section 1071 of the Internal Revenue Code of 1986, as amended (the "FCC Certificate"), to LIN within 30 days after receipt of the FCC Consent and such FCC Certificate is in full force and effect as of the date of Closing, the Offer Price payable by Television shall be decreased by an amount equal to the economic equivalent value of the FCC Certificate to LIN (the "Certificate Value"). Television's delivery of the Exercise Notice shall be irrevocable regardless of whether it delivers the FCC Certificate and, if Television does not deliver the FCC Certificate or if the FCC Certificate is not in full force and effect on the date of Closing, the Offer Price shall not be adjusted.

     (b) In the event that the FCC Certificate is expected to be delivered pursuant to Section 5(a), the parties shall meet as promptly as practicable and, in any event, within ten (10) days from the date of delivery of the Exercise Notice, to attempt to agree, in good faith, on the Certificate Value. LIN shall promptly provide Television such information regarding the Television Assets and the tax position of LIN as Television shall reasonably request. In the event that such agreement has not been reached within ten (10) days after the delivery of such information and date of the first meeting, the parties shall mutually agree upon an independent qualified and recognized appraiser or appraisers of national standing (which may be investment banking firm(s)), located in the United States, to determine the Certificate Value through an appraisal process.
The appraiser(s) shall be instructed to proceed with and complete such determination of the Certificate Value as promptly as practicable but in any event no later than thirty (30) days from the date of such notice of appointment.

     (c) In calculating the Certificate Value, the parties or the appraiser(s) shall take into account LIN's expected tax deferral as a result of the FCC Certificate and the time value of money for the expected period of such tax deferral, giving effect to LIN's intended use of the FCC Certificate. LIN shall promptly provide to the appraiser(s) such information regarding the Television Assets and the tax position of LIN as the appraiser(s) shall reasonably request.

     (d) LIN and Television shall each pay one-half the fees of the appraiser(s).

6.   FCC Consent

     Should Television exercise its right of first refusal to purchase the Television Assets, the parties hereto shall, within ten (10) business days of such exercise, fully and diligently prepare, file and prosecute before the FCC all applications, petitions, waiver requests, amendments, rulemaking comments and other related documents necessary to secure FCC consent to the assignment of the license or transfer of control of Station WOOD-TV. LIN and Television shall bear their own expenses in securing such consents. Notwithstanding anything in this Agreement to the contrary, it is understood that no such filing shall be made with the FCC unless all parties hereto have reviewed said filing and consented to its submission.

7.   Notices

     All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered by hand or sent by facsimile transmission or on the third day after mailing if mailed by registered mail, postage prepaid, return-receipt requested, as follows:

     (a)  If to LIN, to:

          LIN Broadcasting Corporation
          5295 Carillon Point
          Kirkland, Washington  98033
          Attn:  Donald Guthrie

     (b)  If to Television, to:

          LIN Television Corporation
          Four Richmond Square
          Floor 2
          Providence, Rhode Island  02907
          Attn:  Gary R. Chapman

     with a copy to:

          Covington & Burling
          1201 Pennsylvania Avenue, N.W.
          Washington, D.C.  20004-7566
          Facsimile (202) 662-6291
          Attn:  Jonathan D. Blake, Esq.

or to such other address as any party shall have designated by notice in writing to the other parties.

8.   Assignability

     This Agreement shall be fully assignable by LIN and its successors or assignees and by Television and its successors or assignees.

9.   Severability

     If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not be affected thereby, and the parties agree to use their best efforts to negotiate a replacement provision that is neither invalid, illegal nor unenforceable.

10.  Entire Agreement

     This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements and understanding of the parties, oral and written, with respect to its subject matter. This Agreement may be modified only by an agreement in writing executed by all of the parties hereto.

11.  Survival

     All representations, warranties, covenants and agreements made by the parties hereto or in any certificate to be delivered hereunder or made in writing in connection with the transactions contemplated herein shall survive the execution and delivery of this Agreement.

12.  Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties hereto shall have delivered to it this Agreement duly executed by the other party hereto.

13.  Headings

     The headings in this Agreement are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

14.  Governing Law

     This Agreement shall be construed under and in accordance with the laws of the State of Rhode Island, without giving effect to the principles of conflict of laws.

15.  Arbitration

     Any controversy or claim arising out of or relating to this Agreement, including any issue regarding whether a controversy or claim is arbitrable, shall be settled by arbitration in Providence, Rhode Island in accordance with the rules of the American Arbitration Association, and arbitration shall be the exclusive means of settling any such controversies and claims. Any award rendered in such arbitration shall be final and binding upon the parties and judgment upon such award may be entered in any court having jurisdiction thereof.

16.  Specific Performance

     The parties recognize and acknowledge that in the event any one of them shall fail to perform its obligations under the terms of this Agreement, money damages alone will not be adequate to compensate the other. The parties, therefore, agree and acknowledge that in the event any one of them fails to perform its obligations under this Agreement, the other parties shall be entitled, in addition to monetary damages and any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.


     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                              LIN TELEVISION CORPORATION


                              By:  PETER E. MALONEY
                                   VICE PRESIDENT



                              LIN BROADCASTING CORPORATION


                              By:  DONALD GUTHRIE
                                   SENIOR VICE PRESIDENT-FINANCE